EXHIBIT 23.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Bion Environmental Technologies, Inc.
New York, New York




We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statement on Form S-2/A, of our report dated August 23, 2002, except with respect to Note 6 which is as of January 16, 2003, relating to the consolidated financial statements of Bion Environmental Technologies, Inc. and subsidiaries appearing in the Company's Annual Report on Form 10-KSB/A for the year ended June 30, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the prospectus.



/s/ BDO Seidman, LLP
New York, New York
January 16, 2003